                                                                    EXHIBIT 11.1

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

                                                                                               THREE MONTHS
                                                                                              ENDED MARCH 31,
                                                                                              ---------------
                                                                                   1996                                1997
                                                                                   ----                                ----
             Net loss                                                          $ (529,331)                         $ (186,257)
                                                                                 =========                           =========

             Weighted average shares of common stock
               outstanding                                                     12,326,619                          22,479,679

             Escrowed shares                                                     (291,663)                           (291,663)
                                                                                 --------                            --------

             Net shares of common stock used in net loss per
               share                                                           12,034,956                          22,188,016
                                                                               ==========                          ==========

             Net loss per share                                                     $(.04)                              $(.01)
                                                                                    ======                              ======





                                       14